Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-291586

Prospectus Supplement No. 7
(To prospectus dated July 16, 2026)

20,621,250 Shares of Common Stock

This Prospectus Supplement No. 7 (this “Prospectus Supplement”) supplements the prospectus dated July 16, 2026 (the “Prospectus”) relating to the resale of up to 20,621,250 shares of common stock, par value $0.0001 per share, of Stewards, Inc. (formerly known as Favo Capital, Inc.) (the “Company,” “we,” “us,” or “our”) by the selling stockholders named in the Prospectus. These shares were issued to the selling stockholders pursuant to a Securities Purchase Agreement in connection with a private placement that closed on December 12, 2024 and July 30, 2025. The shares include 9,750,000 shares of common stock issued in the private placement, an additional 487,500 shares issued as a registration delay payment, and 10,383,750 shares issuable upon the exercise of warrants and pre-funded warrants issued in the same private placement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the following Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission, the text of each of which is set forth below::

▪  the Current Report on Form 8-K filed on September 22, 2026 (date of earliest event reported: September 17, 2026), reporting the termination of the Purchase and Sale Agreement dated June 5, 2026 among Stewards Real Estate, LLC, a wholly owned subsidiary of the Company, and John E. Swenson Co., Inc., relating to The Hawthorne property located at 196 Shore Road, Chatham, Massachusetts, pursuant to a settlement agreement dated September 17, 2026;

▪  the Current Report on Form 8-K filed on September 22, 2026 (date of earliest event reported: September 21, 2026), reporting Amendment No. 2 to the Promissory Note dated June 1, 2023 with FAVO Holdings, LLC, effective as of September 1, 2026;

Plan of Distribution; Offering Price

As previously disclosed in Prospectus Supplement Nos. 5 and 6, the Company’s common stock commenced trading on the Nasdaq Capital Market under the symbol “SWRD” at the market open on September 10, 2026, and quotation on the OTCID Market ceased at the close of trading on September 9, 2026. Accordingly, the $3.00 fixed-price limitation described in the Prospectus no longer applies.

The selling stockholders may sell the shares covered by the Prospectus from time to time on the Nasdaq Capital Market or otherwise at prevailing market prices at the time of sale, at prices related to prevailing market prices, or at negotiated prices, in the manner described under “Plan of Distribution” in the Prospectus. Any sales under the Prospectus that occurred while the common stock was quoted on the OTCID Market remained subject to the $3.00 fixed price.

We will not receive any proceeds from sales of shares by the selling stockholders. We may receive proceeds from the exercise of the warrants and pre-funded warrants if exercised for cash.

Our common stock trades on the Nasdaq Capital Market under the symbol “SWRD.” An active, liquid trading market may not develop or be sustained.

This Prospectus Supplement should be read in conjunction with the Prospectus and Prospectus Supplement Nos. 1 through 6, which are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus and prior supplements, except to the extent the information herein updates or supersedes that information.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is September 22, 2026.

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2026

Stewards, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-43473	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive Suite D-105 Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1.516.419-5300

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

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Item 1.02 Termination of a Material Definitive Agreement

As previously disclosed, on June 5, 2026, Stewards Real Estate, LLC ("Stewards Real Estate"), a wholly owned subsidiary of Stewards, Inc. (the "Company"), entered into a Purchase and Sale Agreement (the "Purchase Agreement") with John E. Swenson Co., Inc. ("Swenson") to acquire the real property and related tangible assets known as The Hawthorne located at 196 Shore Road, Chatham, Massachusetts (the "Property") for a purchase price of $20,000,000 in cash, subject to customary prorations and adjustments. The Purchase Agreement required a $1,000,000 earnest-money deposit (the "Deposit") and originally provided for a closing on July 1, 2026, with time of the essence.

As previously disclosed in the Company’s Current Report on Form 8-K filed on August 25, 2026, a dispute subsequently arose concerning the Purchase Agreement and entitlement to the Deposit. That dispute became the subject of Stewards Real Estate, LLC v. John E. Swenson Co., Inc., Civil Action No. 2672CV00329, pending in the Superior Court for Barnstable County, Massachusetts (the "Action").

On September 17, 2026, Stewards Real Estate and Swenson entered into a confidential settlement agreement (the "Settlement Agreement"). Under the Settlement Agreement, the parties agreed to terminate all obligations under the Purchase Agreement concerning the purchase and sale of the Property. The escrow agent will distribute the Deposit by paying $100,000 to Swenson and returning $900,000 to Stewards Real Estate. Within three business days after each party receives its respective settlement amount, Swenson must file the parties' executed stipulation dismissing the Action with prejudice. The parties' mutual general releases will become effective only after the escrow agent distributes the settlement amounts. Each party is responsible for its own attorneys' fees and costs incurred to date. Neither party admits liability or wrongdoing.

The $100,000 distribution to Swenson is the settlement payment arising from the termination. The Settlement Agreement does not state a separate early termination penalty. The Company will not acquire the Property under the Purchase Agreement.

Item 8.01 Other Events

The Settlement Agreement is confidential. The Company is disclosing the material terms required by the Exchange Act and is not filing the Settlement Agreement as an exhibit to this Current Report on Form 8-K.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the expected distribution of the Deposit and the expected dismissal of the Action. Actual results could differ materially from those expressed or implied. The Company undertakes no obligation to update any forward-looking statement except as required by applicable law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stewards, Inc.

/s/ Katuischia Murless

Katuischia Murless
Chief Financial Officer

Date September 21, 2026

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2026

Stewards, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-43473	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive Suite D-105 Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1.516.419-5300

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

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Item 1.01 Entry into a Material Definitive Agreement

On September 21, 2026, Stewards, Inc. (the “Company”) entered into Amendment No. 2 to Promissory Note (the “Amendment”), effective as of September 1, 2026, with FAVO Holdings, LLC (the “Holder”).

The Amendment further amends the Promissory Note dated June 1, 2023, in the original principal amount of $4,700,000 (the “Original Note”), as amended by Amendment No. 1 to Promissory Note effective as of June 1, 2026 (the “First Amendment,” and together with the Original Note, the “Note”). Under the First Amendment, the final installment of principal in the amount of $1,600,000 (the “Final Installment”), together with accrued interest, was due and payable on September 1, 2026. The Final Installment remains outstanding.

The Holder is a related party owned 65% by Vincent Napolitano, the Company's Chairman Emeritus and former Chief Executive Officer, and 35% by Shaun Quin, the Company's Chief Executive Officer and a director. Mr. Quin recused himself from the Board’s deliberation and vote on the Amendment. The Amendment was approved by the disinterested members of the Board.

Pursuant to the Amendment:

• The maturity date of the Final Installment was extended from September 1, 2026 to October 15, 2026 (the “Extended Maturity Date”).

• The outstanding principal of $1,600,000 continues to bear simple interest at the rate of ten percent (10%) per annum for the period from September 1, 2026 through October 15, 2026, computed on a consistent straight-line basis per month and aggregating $20,000. The $20,000 is due on the Extended Maturity Date together with the Final Installment and any other accrued and unpaid interest then outstanding. Previously accrued unpaid interest under the Note and the First Amendment remains outstanding and is also due on the Extended Maturity Date.

• The fifteen percent (15%) per annum default interest rate under the Original Note is waived solely for the period from June 1, 2026 through October 15, 2026, including any failure to pay the Final Installment on May 31, 2026 or September 1, 2026. If the Company fails to pay the Final Installment and all accrued and unpaid interest in full on October 15, 2026, the waiver ceases to apply as of that date and the fifteen percent (15%) default interest rate is reinstated on all amounts then outstanding from and after October 15, 2026 until paid.

• Payments continue to be applied first to accrued and unpaid interest and then to principal. Except as specifically amended, the Note remains in full force and effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Promissory Note, effective as of September 1, 2026, by and between Stewards, Inc. and FAVO Holdings, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stewards, Inc.

/s/ Katuischia Murless

Katuischia Murless
Chief Financial Officer

Date September 21, 2026

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